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                                                                    EXHIBIT 21.0

     The following is a list of the direct and indirect subsidiaries of Advanced Lighting Technologies, Inc., all of which are organized under the laws of the State of Ohio, except where indicated:

                         APL Engineered Materials, Inc.

                      Venture Lighting International, Inc.

                       Specialty Discharge Lighting, Inc.

                     Lighting Resources International, Inc.

                        Metal Halide Technologies, Inc.

                           Energy-Wise Lighting, Inc.

                             The Light Source, Inc.

                                Bio Light, Inc.

                                HID Direct, Inc.

                   Bright Ideas Advertising and Design, Inc.

                       High Intensity Technologies, Inc.

                        Energy Efficient Products, Inc.

                          Metal Halide Controls, Inc.

                          MICROSUN Technologies, Inc.

                              HID Recycling, Inc.

                 Advanced Lighting Technologies Australia, Inc.

                      Venture Lighting International, Ltd.
                (organized under the laws of the United Kingdom)

                             Pacific Lighting, Inc.
            (organized under the laws of the British Virgin Islands)

                             Spectro Electric, Inc.
               a/k/a/ Advanced Lighting Technologies Canada, Inc.
                     (organized under the laws of Ontario)

                      Advanced Lighting Technologies Ltd.
                (organized under the laws of the United Kingdom)